News Release

For more information, please contact:
Investors:
Dexter Congbalay
224-306-1535
dexter.congbalay@lambweston.com

Media:
Shelby Stoolman
208-424-5461
shelby.stoolman@lambweston.com

Lamb Weston Holdings, Inc. Reports Fiscal 2018 First Quarter Results

•	Net Sales increased 5% to $817 million
•	Income from operations increased 10% to $138 million; Adjusted Income from Operations(1) increased 4% to $140 million
•	Adjusted EBITDA including unconsolidated joint ventures(1) increased 11% to $191 million
•	Diluted EPS was $0.56, up from $0.54 in first quarter 2017
•	Adjusted Diluted EPS(1) was $0.57, compared with $0.58 in first quarter 2017
•	Reaffirms FY 2018 outlook

EAGLE, ID (Oct. 4, 2017) – Lamb Weston Holdings, Inc. (NYSE: LW) announced today its first quarter 2018 results.

“Our strong start to the year reflects a good balance of sales growth, supply chain productivity and cost discipline,” said Tom Werner, President and CEO. “Through our commitment to serving our customers and our focus on execution across the company, we continued to drive volume gains, improve price/mix and expand product contribution margins. We expect the operating environment to remain generally favorable during fiscal 2018, with solid demand for frozen potato products globally and tight manufacturing capacity. In the coming months, we expect to start up our new production line in Richland, Washington, which will enable us to continue to support our customers’ growth. As a result, we remain on track to deliver on our full-year targets and are encouraged by our steady progress as an independent company.”

Summary of First Quarter FY 2018 Results
($ in millions, except per share)

		Year-Over-Year
	Q1 2018	Growth Rates
Net sales	$817.5	5%
Income from operations	$137.6	10%
Net income attributable to Lamb Weston	$83.4	5%
Diluted EPS	$0.56	4%

Adjusted EBITDA including unconsolidated joint ventures(1)	$191.4	11%
Adjusted Diluted EPS(1)	$0.57	(2%)

Q1 2018 Commentary

Net sales were $817.5 million, up 5 percent versus the year-ago period. Price/mix increased 3 percent due to pricing actions and favorable product and customer mix.  Volume increased 2 percent, with growth across all business segments.

Income from operations rose 10 percent to $137.6 million from the prior year period and included $2.2 million of costs related to the spinoff from Conagra Brands, Inc. (formerly ConAgra Foods, Inc., “Conagra”). A portion of the increase reflects the impact of $9.7 million of expenses incurred in the prior year period related to the spinoff from Conagra. Excluding these comparability items, income from operations grew $5.1 million, driven by favorable price/mix and higher volume, partially offset by cost inflation, as well as higher selling, general and administrative expense associated with incremental costs for being a stand-alone public company.

Adjusted EBITDA including unconsolidated joint ventures(1) was $191.4 million, up 11 percent versus the prior year, reflecting higher equity method investment earnings as well as growth in income from operations.

Diluted EPS increased to $0.56 from $0.54 in the prior year period. The increase was primarily driven by growth in income from operations, higher equity method investment earnings and lower income tax expense. The increase was partially offset by higher interest costs related to debt incurred in connection with the spinoff. Adjusted Diluted EPS(1) was $0.57, down from $0.58 in the prior year period.  The modest decline was primarily driven by higher interest costs and selling, general and administrative expenses, which were largely offset by higher gross profit, higher equity method investment earnings and lower income tax expense.

The effective tax rate(2) was 33 percent in the first quarter of fiscal 2018, versus 38 percent in the prior year period.

Q1 2018 Segment Highlights

Global

Global Segment Summary

		Year-Over-Year
	Q1 2018	Growth Rates	Price/Mix	Volume
	($ in mil.)
Net Sales	$413.9	4%	3%	1%
Segment Product Contribution Margin(1)	$74.7	1%

Net sales for the Global segment, which is comprised of the top 100 North American based restaurant chain customers as well as the Company’s international business, increased 4 percent to $413.9 million. Price/mix increased 3 percent, largely reflecting price increases and improvement in customer and product mix. Volume increased 1 percent, driven by domestic market growth.

Global Segment Product Contribution Margin(1) increased 1 percent to $74.7 million, with favorable price/mix and volume gains largely offset by commodity, manufacturing, transportation and warehousing cost inflation.

Foodservice

Foodservice Segment Summary

		Year-Over-Year
	Q1 2018	Growth Rates	Price/Mix	Volume
	($ in mil.)
Net Sales	$279.4	7%	6%	1%
Segment Product Contribution Margin(1)	$90.9	14%

Net sales for the Foodservice segment, which services North American foodservice distributors and restaurant chains outside the top 100 North American based restaurant chain customers, increased 7 percent to $279.4 million. Price/mix increased 6 percent, reflecting the carryover effect of pricing actions taken in fiscal year 2017, pricing actions implemented in the current quarter, and improvement in customer and product mix. Volume increased 1 percent, driven by broad-based growth across the segment’s customer base.

Foodservice Segment Product Contribution Margin(1) increased 14 percent to $90.9 million, primarily driven by favorable price/mix, partially offset by commodity, manufacturing, transportation and warehousing cost inflation.

Retail

Retail Segment Summary

		Year-Over-Year
	Q1 2018	Growth Rates	Price/Mix	Volume
	($ in mil.)
Net Sales	$92.0	3%	(6%)	9%
Segment Product Contribution Margin(1)	$16.5	(16%)

Net sales for the Retail segment, which includes sales of branded and private label products to grocery, mass merchant and club customers in North America, increased 3 percent to $92.0 million. Volume increased 9 percent, primarily driven by the introduction of Grown in Idaho branded products as well as growth of private label products. Price/mix declined 6 percent, largely due to higher trade spending in support of Grown in Idaho.

Retail Segment Product Contribution Margin(1) declined 16 percent to $16.5 million, mainly due to higher trade spending as well as transportation and warehousing cost inflation.

Equity Method Investment Earnings

Equity method investment earnings from unconsolidated joint ventures were $20.0 million, an increase of $9.4 million from the prior year period, as favorable price/mix and cost savings initiatives more than offset the impacts of higher raw potato costs in Europe.  In addition, this increase includes a $3.4 million unrealized gain related to mark-to-market adjustments associated with currency hedging contracts.

Outlook

The Company provides earnings guidance on a non-GAAP basis and does not reconcile guidance to GAAP as the Company cannot predict certain elements that are included in reported GAAP results, including costs related to the spinoff from Conagra and other items impacting comparability.

The Company reaffirmed its outlook for fiscal year 2018 as follows:

FY 2018 Outlook Summary

Net sales growth rate	Low-to-Mid Single Digits

Adjusted EBITDA including unconsolidated joint ventures(1)	$740-$760 million

Interest expense	$105-110 million

Effective tax rate(2)	33% to 34%

Cash used for capital expenditures	Approximately $225 million

As summarized in the table above, the Company continues to expect:

•

Net sales to grow low-to-mid single digits, with price/mix and volume growth improving in the second half of fiscal 2018 as new pricing structures for an increasing number of customer contracts become effective and as the Company’s new processing capacity becomes available.

•

Adjusted EBITDA including unconsolidated joint ventures(1) in the range of $740 million to $760 million, including higher selling, general and administrative expenses as a percentage of sales due to the full-year impact of incremental costs associated with being a stand-alone public company, as well as higher advertising and promotional expense in support of the introduction of the Company’s Grown in Idaho product line in retail. Using the mid-point of the range, this represents an increase of approximately 8 percent versus a fiscal 2017 pro forma Adjusted EBITDA including unconsolidated joint ventures(1) of $692 million.

In addition, the Company continues to expect:

•

Total interest expense to be in the range of $105 million to $110 million, which is an increase of approximately $45 million to $50 million from fiscal 2017 due to the full-year impact of the Company’s capital structure after the spinoff from Conagra.

•	An effective tax rate(2) in the range of 33 to 34 percent.

•

Cash used for capital expenditures of approximately $225 million, with the majority spent in the first half of the fiscal year as the Company completes the construction of an additional production line at its Richland, Washington facility.

End Notes

(1)

Adjusted EBITDA including unconsolidated joint ventures, pro forma Adjusted EBITDA including unconsolidated joint ventures, Adjusted Income from Operations, Adjusted Diluted EPS, pro forma Adjusted Diluted EPS and Segment Product Contribution Margin are non-GAAP financial measures. Please see the discussion of non-GAAP financial measures and the reconciliations at the end of this press release for more information. Pro forma Adjusted EBITDA including unconsolidated joint ventures includes $15.0 million for a full year of stand-alone public company costs.

(2)	The effective tax rate is calculated as the ratio of income tax expense to pre-tax income, inclusive of equity method investment earnings.

Webcast and Conference Call Information

Lamb Weston will host a conference call to review its first quarter 2018 results at 10:00 a.m. EDT today. A listen-only webcast will be provided at www.lambweston.com.

About Lamb Weston

Lamb Weston, along with its joint venture partners, is a leading supplier of frozen potato, sweet potato, appetizer and vegetable products to restaurants and retailers around the world. For more than 60 years, Lamb Weston has led the industry in innovation, introducing inventive products that simplify back-of-house management for our customers and make things more delicious for their customers. From the fields where Lamb Weston potatoes are grown to proactive customer partnerships, Lamb Weston always strives for more and never settles. Because, when we look at a potato, we see possibilities. Learn more about us at lambweston.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Readers of this press release should understand that these statements are not guarantees of performance or results. Many factors could affect the Company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this press release. These risks and uncertainties include, among other things:  the Company’s ability to successfully execute its long-term value creation strategy; the competitive environment and related conditions in the markets in which it operates; political and economic conditions of the countries in which it conducts business and other factors related to its international operations; disruption of its access to export mechanisms; its ability to complete proposed acquisitions or integrate acquired businesses or execute on large capital projects; its future debt levels; the availability and prices of raw materials; changes in its relationships with its growers or significant customers; the success of its joint ventures; actions of governments and regulatory factors affecting its businesses or joint ventures; the ultimate outcome of litigation or any product recalls; levels of  pension, labor and people-related expenses; its ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; and other risks described in the Company’s reports filed from time to time with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements included in this press release, which speak only as of the date of this press release. The Company undertakes no responsibility for updating these statements, except as required by law.

Non-GAAP Financial Measures

To supplement the financial information included in this press release, the Company has presented Adjusted Income from Operations, Adjusted EBITDA including unconsolidated joint ventures, pro forma Adjusted EBITDA including unconsolidated joint ventures, Adjusted Diluted EPS, pro forma Adjusted Diluted EPS and Segment Product Contribution Margin, each of which is considered a non-GAAP financial measure. The non-GAAP financial measures provided should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") that are presented in this press release. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures the same way. These measures are not substitutes for their comparable GAAP financial measures, such as net income, diluted earnings per share, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures.

Management uses these non-GAAP financial measures to assist in comparing the Company's performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect the Company's underlying operations. Management believes that presenting these non-GAAP financial measures provide investors with useful information because they (i) provide meaningful supplemental information regarding financial performance by excluding certain items, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating the Company's results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provides investors with additional understanding of the factors and trends affecting the Company's business than could be obtained absent these disclosures.

Lamb Weston Holdings, Inc.

Condensed Combined and Consolidated Statements of Earnings

(unaudited, dollars in millions, except per-share amounts)

	Thirteen Weeks Ended
	August 27,	August 28,
	2017	2016 (1)
Net sales	$817.5	$776.3
Cost of sales	620.8	595.7
Gross profit	196.7	180.6
Selling, general and administrative expenses (2)	59.1	55.6
Income from operations	137.6	125.0
Interest expense, net	25.2	1.5
Income before income taxes and equity method earnings	112.4	123.5
Income tax expense	44.1	51.0
Equity method investment earnings	20.0	10.6
Net income	88.3	83.1
Less: Income attributable to noncontrolling interests	4.9	3.5
Net income attributable to Lamb Weston Holdings, Inc.	$83.4	$79.6
Earnings per share
Basic	$0.56	$0.54
Diluted	$0.56	$0.54
Dividends declared per common share	$0.1875	$—

Computation of diluted earnings per share:
Net income attributable to Lamb Weston Holdings, Inc.	$83.4	$79.6
Less: Increase in redemption value of noncontrolling interests in excess of earnings allocated	0.8	0.5
Net income available to Lamb Weston common stockholders	$82.6	$79.1
Diluted weighted average common shares outstanding	146.8	146.1
Diluted earnings per share	$0.56	$0.54

(1)

On November 9, 2016, Lamb Weston Holdings, Inc. (“Lamb Weston”) separated from Conagra Brands, Inc. (formerly ConAgra Foods, Inc., “Conagra”) and became an independent publicly-traded company through the pro rata distribution by Conagra of 100% of the outstanding common stock of Lamb Weston to Conagra stockholders (the “Separation”). The combined and consolidated earnings in all periods prior to November 9, 2016, were carved out of Conagra’s consolidated financial statements. These financial statements may not reflect what the Company’s results of operations would have been had it operated as a separate stand-alone public company and may not be indicative of its future results of operations. These financial statements should be read together with the consolidated financial statements and notes in our fiscal 2017 Form 10-K and fiscal 2018 first quarter Form 10-Q.

(2)

The thirteen weeks ended August 27, 2017 and August 28, 2016, include $2.2 million and $9.7 million, respectively, of expenses related to the Separation discussed in footnote (1) above. The expenses related primarily to professional fees and other employee-related costs.

Lamb Weston Holdings, Inc.

Condensed Consolidated Balance Sheets

(unaudited, dollars in millions, except share data)

	August 27,	May 28,
	2017	2017
ASSETS
Current assets:
Cash and cash equivalents	$69.8	$57.1
Receivables, less allowance for doubtful accounts of $0.5 and $0.5	213.7	185.2
Inventories	494.4	525.0
Prepaid expenses and other current assets	60.5	90.9
Total current assets	838.4	858.2
Property, plant and equipment, net	1,309.5	1,271.2
Goodwill	134.1	133.0
Intangible assets, net	36.8	37.2
Equity method investments	196.0	178.6
Other assets	13.0	7.4
Total assets	$2,527.8	$2,485.6

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Short-term borrowings	$32.3	$22.0
Current portion of long-term debt and financing obligations	39.1	37.9
Accounts payable	261.6	295.0
Accrued liabilities	183.9	200.5
Total current liabilities	516.9	555.4
Long-term liabilities:
Long-term debt, excluding current portion	2,360.1	2,365.0
Deferred income taxes	102.0	90.5
Other noncurrent liabilities	70.4	71.2
Total long-term liabilities	2,532.5	2,526.7
Commitments and contingencies
Redeemable noncontrolling interest	54.1	50.7
Stockholders' equity:
Common stock of $1.00 par value, 600,000,000 shares authorized; 146,244,550 and 146,080,901shares issued	146.2	146.1
Additional distributed capital	(902.6)	(904.8)
Retained earnings	176.9	121.0
Accumulated other comprehensive income (loss)	5.9	(9.3)
Treasury stock, at cost, 47,592 and 6,143 common shares	(2.1)	(0.2)
Total stockholders' equity (deficit)	(575.7)	(647.2)
Total liabilities and stockholders’ equity	$2,527.8	$2,485.6

Lamb Weston Holdings, Inc.

Condensed Combined and Consolidated Statements of Cash Flows

(unaudited, dollars in millions)

	Thirteen Weeks Ended
	August 27,	August 28,
	2017	2016
Cash flows from operating activities
Net income	$88.3	$83.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangibles and debt issuance costs	31.0	25.5
Stock-based compensation expense	3.5	2.7
Earnings of joint ventures in excess of distributions	(7.1)	(2.2)
Deferred income taxes	11.5	5.1
Other	(7.8)	(3.7)
Changes in operating assets and liabilities, net of acquisitions:
Receivables	(28.5)	(24.0)
Inventories	30.7	24.6
Income taxes payable/receivable, net	3.4	—
Prepaid expenses and other current assets	26.8	20.7
Accounts payable	12.9	15.7
Accrued liabilities	(21.2)	(32.5)
Net cash provided by operating activities	$143.5	$115.0
Cash flows from investing activities
Additions to property, plant and equipment	(104.4)	(59.3)
Proceeds from sale of assets	—	1.0
Net cash used for investing activities	$(104.4)	$(58.3)
Cash flows from financing activities
Proceeds (repayments) of short-term borrowings, net	10.2	(0.4)
Debt repayments	(9.9)	(0.6)
Net transfers to Conagra	—	(17.9)
Dividends paid	(27.4)	—
Cash distributions paid to noncontrolling interest	(2.3)	(2.5)
Other	(1.1)	—
Net cash used for financing activities	$(30.5)	$(21.4)
Effect of exchange rate changes on cash and cash equivalents	4.1	0.7
Net increase in cash and cash equivalents	12.7	36.0
Cash and cash equivalents, beginning of the period	57.1	36.4
Cash and cash equivalents, end of period	$69.8	$72.4

Lamb Weston Holdings, Inc.

Segment Information

(unaudited, dollars in millions)

	Thirteen Weeks Ended
			Year-Over-
	August 27,	August 28,	Year Growth
	2017	2016	Rates	Price/Mix	Volume
Segment sales
Global	$413.9	$399.2	4%	3%	1%
Foodservice	279.4	260.2	7%	6%	1%
Retail	92.0	89.6	3%	(6%)	9%
Other	32.2	27.3	18%	6%	12%
	$817.5	$776.3	5%	3%	2%

Segment product contribution margin (1)
Global	$74.7	$73.7	1%
Foodservice	90.9	79.4	14%
Retail	16.5	19.6	(16%)
Other	11.2	3.2	250%
	193.3	175.9	10%
Other selling, general, and administrative expenses	55.7	50.9	9%
Income from operations	$137.6	$125.0	10%

Items impacting comparability (2)
Expenses related to the Separation	$2.2	$9.7

Adjusted income from operations (3)	$139.8	$134.7	4%

(1)

Segment product contribution margin excludes general corporate expenses and interest expense because management believes these amounts are not directly associated with segment performance for the period.

(2)

The thirteen weeks ended August 27, 2017 and August 28, 2016, include $2.2 million and $9.7 million, respectively, of expenses related to the Separation. The expenses related primarily to professional fees and other employee-related costs.

(3)

Adjusted income from operations is a non-GAAP financial measure. Management excludes items impacting comparability between periods as it believes these items are not necessarily reflective of the ongoing operations of the Company. These non-GAAP measures provide a means to evaluate the performance of Lamb Weston’s segments and the Company on an ongoing basis using the same measures that are frequently used by the Company’s management and assist in providing a meaningful comparison between periods. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP. The non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

Lamb Weston Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited, dollars in millions, except per-share amounts)

	Thirteen Weeks Ended August 27, 2017
				Equity		Less: Income	Net Income
			Income	Method		Attributable to	Attributable
	Income From	Interest	Tax	Investment		Noncontrolling	to Lamb	Diluted
	Operations	Expense	Expense	Earnings	Net Income	Interests	Weston	EPS
As reported	$137.6	$25.2	$44.1	$20.0	$88.3	$4.9	$83.4	$0.56
Items impacting comparability (1) (2):
Expenses related to the Separation	2.2	—	0.8	—	1.4	—	1.4	0.01
Total items impacting comparability	2.2	—	0.8	—	1.4	—	1.4	0.01
Adjusted (3)	$139.8	$25.2	$44.9	$20.0	$89.7	$4.9	$84.8	$0.57

	Thirteen Weeks Ended August 28, 2016
				Equity		Less: Income	Net Income
			Income	Method		Attributable to	Attributable
	Income From	Interest	Tax	Investment		Noncontrolling	to Lamb	Diluted
	Operations	Expense	Expense	Earnings	Net Income	Interests	Weston	EPS
As reported	$125.0	$1.5	$51.0	$10.6	$83.1	$3.5	$79.6	$0.54
Items impacting comparability (1) (2):
Expenses related to the Separation	9.7	—	3.6	—	6.1	—	6.1	0.04
Total items impacting comparability	9.7	—	3.6	—	6.1	—	6.1	0.04
Adjusted (3)	$134.7	$1.5	$54.6	$10.6	$89.2	$3.5	$85.7	$0.58

(1)	See footnote (2) to the Combined and Consolidated Statements of Earnings above for a discussion of the items impacting comparability.

(2)	Items impacting comparability are tax-effected at the marginal rate based on the applicable tax jurisdiction.

(3)

Adjusted income from operations, income tax expense, equity method investment earnings, net income, net income attributable to Lamb Weston and diluted earnings per share are non-GAAP financial measures. Management excludes items impacting comparability between periods as it believes these items are not necessarily reflective of the ongoing operations of Lamb Weston. These non-GAAP measures provide a means to evaluate the performance of Lamb Weston on an ongoing basis using the same measures that are frequently used by the Company’s management and assist in providing a meaningful comparison between periods. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP.  The non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

Lamb Weston Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited, dollars in millions)

To supplement the financial information included in this Earnings Release, we have presented Adjusted EBITDA including unconsolidated joint ventures, which is considered a non-GAAP financial measure. The following table reconciles net income attributable to Lamb Weston to Adjusted EBITDA including unconsolidated joint ventures.

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	August 27,	August 28,	May 28,
	2017	2016	2017
Net income attributable to Lamb Weston Holdings, Inc.	$83.4	$79.6	$326.9
Income attributable to noncontrolling interests	4.9	3.5	13.3
Equity method investment earnings	(20.0)	(10.6)	(53.3)
Interest expense, net	25.2	1.5	61.2
Income tax expense	44.1	51.0	170.2
Income from operations	137.6	125.0	518.3
Depreciation and amortization	29.8	25.5	106.6
Items impacting comparability (1)
Expenses related to the Separation	2.2	9.7	26.5
Non-cash gain on assets	—	—	(3.1)
Adjusted EBITDA (2) (3)	169.6	160.2	648.3

Unconsolidated Joint Ventures (4)
Equity method investment earnings	20.0	10.6	53.3
Interest expense, income tax expense, and depreciation and amortization
included in equity method investment earnings	7.7	5.5	22.5
Add: EBITDA from unconsolidated joint ventures	27.7	16.1	75.8

Consolidated Joint Ventures (4)
Income attributable to noncontrolling interests	(4.9)	(3.5)	(13.3)
Interest expense, income tax expense, and depreciation and amortization
included in income attributable to noncontrolling interests	(1.0)	(0.9)	(3.7)
Subtract: EBITDA from consolidated joint ventures	(5.9)	(4.4)	(17.0)

Adjusted EBITDA including unconsolidated joint ventures (2)	$191.4	$171.9	$707.1

Selling, general and administrative expenses (5)			15.0

Pro forma Adjusted EBITDA including unconsolidated joint ventures (5)			$692.1

(1)	See footnote (2) to the Combined and Consolidated Statements of Earnings above for a discussion of the items impacting comparability.

(2)

Adjusted EBITDA including unconsolidated joint ventures is a non-GAAP financial measure. Management excludes items impacting comparability between periods as it believes these items are not necessarily reflective of the ongoing operations of the Company. Lamb Weston presents this measure because the Company believes it provides a means to evaluate the performance of the Company on an ongoing basis using the same measure frequently used by the Company’s management and assists in providing a meaningful comparison between periods. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP.  This non-GAAP measure is not intended to be a  substitute for GAAP financial measures and should not be used as such.

(3)	Adjusted EBITDA includes EBITDA from consolidated joint ventures.

(4)

Lamb Weston holds equity interests in three potato processing joint ventures, including 49.99% of Lamb Weston BSW, LLC and 50% of Lamb-Weston/RDO Frozen and Lamb-Weston/Meijer v.o.f.  Lamb Weston consolidates the financial statements of Lamb Weston BSW, LLC and accounts for its ownership in the other joint ventures under the equity method of accounting.

(5)	Pro forma Adjusted EBITDA including unconsolidated joint ventures includes a full year of stand-alone public company costs.